XEROX CANADA INC.


                              EXECUTIVE RIGHTS PLAN









NOVEMBER 1995



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1.  EFFECTIVE DATE
    --------------

    The effective date of the Plan is July 1, 1995.

2.  PARTICIPANTS UNDER THE PLAN
    ---------------------------

    Only full-time regular employees who are designated as President or a Vice-President of Xerox Canada Inc., any of its subsidiaries or any divisions thereof and other full-time regular employees approved by the Executive Compensation and Benefits Committee of the Board of Directors of Xerox Canada Inc. are "Participants" under the Plan. The Executive Compensation and Benefits Committee has delegated to the Chairman of the Board the above authority to exercise all provisions of the Plan in respect of Participants other than persons carrying the title of President or Vice President.

3.  GRANTS
    ------

    Participants will be granted rights ("Rights") whereby each Right granted enables the Participant to require Xerox Canada Inc. to deliver to the Participant one Common share in the capital stock of Xerox Corporation, $1 par value ("Common Share") on payment of the price which is determined as hereinafter described. Appropriate adjustments in the number of Rights granted, provided a Right has not been exercised, will be made by the Board of Directors to give effect to subdivisions, consolidations or reclassifications of the Common Shares.

4.  DURATION OF THE PLAN
    --------------------

    This Plan remains in effect until terminated by the Board of Directors of Xerox Canada Inc. Such termination shall not affect Rights granted prior to termination which remain unexercised or are exercisable. The relevant provisions of the Plan shall continue to apply until such Rights are either exercised or expire in accordance with the provisions of the Plan.

5.  ADMINISTRATION OF THE PLAN
    --------------------------

    Within the limitations of the Plan, the Executive Compensation and Benefits Committee of the Board of Directors of Xerox Canada Inc. or the Chairman of the Board, as the case may be, shall approve the number of Rights to be granted to a Participant and interpret, construe and cause implementation of the provisions of the Plan.


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6.  TIMING OF GRANTS
    ----------------

    Rights will be granted once in each calendar year ("Award Date"). However, for employees promoted into a position that renders them an eligible Participant under this Plan on the date of such promotion, if the usual Award Date has passed, but in no event later than June 30 of that year, Rights may be granted on the date of promotion. Employees promoted into an eligible position after June 30 will only be eligible for grants on the Award Date of the following year.

7.  WAITING PERIOD AND EXERCISE DATES
    ---------------------------------

    Unless otherwise determined by the Board of Directors, Rights may be exercised only after the expiry of a waiting period ("Waiting Period") which commences on the Award Date and ends as follows:

         For 50% of Rights granted in a year, the Waiting Period is until after December 31 of the year in which the Award Date occurs.

         For the remaining 50% of each grant, the Waiting Period is until after December 31 of the second year in which the Award Date occurs.

    All Rights granted expire on December 31 of the fifth calendar year following the Award Date ("Expiry Date"). For greater certainty, the year in which the Award Date occurs is considered one full calendar year. The period beginning on the day the Waiting Period ends to the Expiry Date, is referred to as the "Exercise Period". Rights may be exercised at any time during the Exercise Period.

8.  RIGHTS PRICE
    ------------

    The price per Right upon the exercise of a Right shall be 100% of the closing price of a Common Share on the New York Stock Exchange on the Award Date ("Rights Price"). In the event that the Common Shares have not traded on the New York Stock Exchange on such date, the Rights Price attributable to a Right will be the closing price on the last day prior to the Award Date that the Common Shares traded on the New York Stock Exchange. For employees promoted between the usual Award Date and June 30 in a calendar year, the Rights Price will be the higher of that determined
(a) on the usual Award Date, or (b) the actual Award Date if other than the usual Award Date.

    In the case of Rights issued to employees who accepted the invitation to exchange their option to acquire Class B shares in Xerox Canada Inc. ("Options"), the Rights Price was determined and calculated by a formula based on the closing price of


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Common Shares on the New York Stock Exchange on the date the Options were exchanged and the Rights issued, as adjusted to eliminate fractional Rights based on a ratio of three Options into one Right.

    Appropriate adjustments to the Rights Price for Rights granted, but not exercised, may be made by the Board of Directors in its discretion to give effect to subdivisions, consolidations or reclassifications of Common Shares.

9.  PAYMENT
    -------

    The Rights Price shall be paid to Xerox Canada Inc. at the time of exercise in full and in cash or pursuant to arrangements Xerox Canada Inc. may have put in place with a registered broker of which Participants will have been advised of from time to time. Upon receipt of payment, Xerox Canada Inc. shall cause, without the Participant being liable for payment of any transfer taxes or fees, delivery to the Participant or the Participant's designee a certificate, in the name of the Participant or in such other name as the Participant may designate in writing at the time of exercise, representing the Common Shares purchased.

10.  EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH OR LONG TERM DISABILITY
     --------------------------------------------------------------------

    In the event that a Participant ceases to be an employee, the following rules apply:

    1. TERMINATION FOR ANY REASON OTHER THAN DEATH OR RETIREMENT - unexercised Rights which were otherwise exercisable on the date of termination shall expire within 90 days from the date employment ceased or on the expiration of the Exercise Period, if prior thereto.

    2. TERMINATION DUE TO RETIREMENT - same as 1. above except the "90 days" is replaced by "2 years".

    3. TERMINATION DUE TO DEATH DURING THE 90 DAY PERIOD (2 YEAR PERIOD FOR RETIREMENT) - the Rights shall be exercisable by the Participant's personal representatives, heirs or legatees to the same extent and during the same period that the Participant could have exercised the Rights if he or she had not died, but in no event after the Expiry Date.

    4. DEATH OF PARTICIPANT PRIOR TO TERMINATION OF EMPLOYMENT - The Waiting Period for exercise does not apply as of the date of death. The Rights of the deceased may be exercised by his or her personal representatives, heirs or legatees only within one year from the date of death, but in no event after Expiry Date.

    Cessation of active employment due to commencement of long-term disability, as determined by the medical director of Xerox Canada Inc. or a subsidiary shall be deemed not to constitute a termination of employment for purposes of this Plan.


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12.  NON-ASSIGNABILITY OF RIGHTS
     ---------------------------

     No Right shall be assignable or transferable by a Participant during his or her lifetime. Except as otherwise provided by this Plan, Rights shall be exercisable only by the Participant.

13.  AMENDMENT
     ---------

     The Plan may at any time or from time to time be modified or amended by resolution of the Board of Directors, subject to any regulatory authority approvals. The modification or amendment of the Plan shall not affect Rights previously granted except with the consent of such employee.